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Exhibit 14

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: WaLisa M. Davenport
eXegenics Inc.
(214) 358-2000

E. Blair Clark (Investors)
Burns McClellan
(212) 213-0006

William Fiske (Information Agent)
Georgeson Shareholder Communications Inc.
Banks and Brokers: (212) 440-9800
All Others Call Toll-Free: (800) 964-0733

EXEGENICS BOARD UNANIMOUSLY REAFFIRMS
ITS RECOMMENDATION THAT STOCKHOLDERS
ACCEPT AVI BIOPHARMA'S EXCHANGE OFFER AND
REJECT FOUNDATION'S UNSOLICITED TENDER OFFER

        Dallas, August 11, 2003—eXegenics Inc. (Nasdaq: EXEG) announced today that after careful consideration, including a review with its financial and legal advisors, its Board of Directors has unanimously reaffirmed its recommendation that stockholders accept AVI BioPharma's exchange offer. On August 11, 2003, AVI BioPharma increased the exchange ratios in connection with its current exchange offer to 0.123 of a share of AVI common stock for each share of eXegenics common stock, and 0.185 of a share of AVI common stock for each share of eXegenics preferred stock. At the August 8, 2003 closing price of $4.97 per share of AVI common stock, this represents a value of $0.61 per share for eXegenics common stock and $0.92 per share for eXegenics preferred stock.

        eXegenics also announced today that after careful consideration, including a review with its financial and legal advisors, its Board of Directors has unanimously reaffirmed its recommendation that stockholders reject the unsolicited tender offer filed by EI Acquisition Inc. and Foundation Growth Investments LLC, as amended through the date hereof, for all the outstanding shares of eXegenics at a purchase price of $0.51 per share, and that the Foundation offer is NOT in the best interests of eXegenics or its stockholders.

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Safe Harbor

        This release contains forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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EXEGENICS BOARD UNANIMOUSLY REAFFIRMS ITS RECOMMENDATION THAT STOCKHOLDERS ACCEPT AVI BIOPHARMA'S EXCHANGE OFFER AND REJECT FOUNDATION'S UNSOLICITED TENDER OFFER